Exhibit 99.2

HP to Acquire ArcSight, Inc.

Frequently asked questions for external audiences

September 13, 2010

General and deal rationale

1.     What is HP announcing?

HP and ArcSight, Inc. have signed a definitive agreement for HP to acquire ArcSight, a leading security and compliance management software company.

The proposed deal will enhance HP’s leadership in IT security with a broad and deep product and solution portfolio that protects businesses and government agencies from new security threats and risks. With ArcSight solutions, organizations can proactively safeguard their assets, comply with corporate and regulatory policy, and control the risks associated with cyber attacks.

2.     Why is HP acquiring ArcSight?

ArcSight is attractive to HP for many reasons:

•      ArcSight is a leading provider of security information and event management (SIEM) solutions and a recognized thought leader in the evolving threat and risk management segment.

•      ArcSight will add a strong team of security experts to HP.

•      ArcSight has sold its products to more than 1000 customers around the world, including U.S. and international government agencies. Many Fortune 100 companies today have already deployed ArcSight’s leading security and compliance management solutions.

•      ArcSight is a long-time partner to intrusion prevention system (IPS) vendor, TippingPoint, which was acquired by HP in April 2010 as part of the 3Com acquisition.  The ArcSight SIEM Platform collects network attack data from the HP TippingPoint IPS, enabling customers to quickly see what or who is targeting their networks, so that they can take the necessary steps toward remediation.

3.     Who is ArcSight?

Headquartered in Cupertino, CA, ArcSight is a leader in security information and event management (SIEM) solutions. As of April 30, 2010, the company had 512 employees, located around the world.

4.     How do ArcSight and HP products fit together?

An increasing number of businesses are running composite applications in hybrid IT environments that are accessible to users from just about anywhere. This not only increases complexity, it increases risk. Protecting businesses and government agencies against these new security threats has become a critical concern.

Combining the breadth of capability offered by ArcSight’s leading enterprise threat and risk management solutions with HP’s leading capabilities in applications and IT operations management will offer customers a new way to proactively eliminate new security threats and risks in the modern enterprise.

The integration of ArcSight into the HP Software & Solutions portfolio will provide a proactive and holistic approach to protecting the modern enterprise, enabling organizations to meet the risk and compliance demands associated with escalating IT complexity, security threats, and regulations.

5.     What is the value of this announcement to customers?

Today’s IT security solutions cannot meet all of the risk and compliance needs of the modern enterprise.  With escalating IT complexity due to composite applications running in hybrid IT environments, escalating threats from more sophisticated and targeted cyber attacks, and escalating regulations that are increasingly costly to govern and comply with, modern enterprises must look for different approaches to threats and risks.

The new approach to security requires a broader and deeper view of enterprise activity for visibility, context, and remediation across the IT lifecycle. With the integration of ArcSight into HP, customers will benefit from a differentiated solution to meet their requirements for securing the modern enterprise.

The expanded HP Software & Solutions portfolio will provide organizations with broader visibility, deeper context, and better continuity. Organizations will be able to monitor real-time events and activity, assess the risk and impact to their business operations, and respond and quickly correct potential threats and risks.

This announcement complements the pending acquisition of Fortify Software. With the integration of Fortify solutions following the closing, customers will be able to proactively address security risks by finding vulnerabilities when designing their composite applications.

Backed by HP global services and converged infrastructure hardware, HP will be positioned to secure the modern enterprise in even the most demanding customer environments.

6.     How does this announcement relate to the recent announcement that HP signed a definitive agreement to acquire Fortify Software?

This announcement complements HP’s recent announcement to acquire Fortify, which will enable chief information security officers, developers, and quality assurance (QA) professionals to design applications with built-in security.

Pricing, deal structure, and financials

7.     What are the terms of the deal?

HP and ArcSight have signed a definitive agreement for HP to acquire ArcSight at a price of $43.50 per share, or an enterprise value of approximately $1.5 billion.

The acquisition will be conducted by means of a cash tender offer for all of ArcSight’s outstanding shares of common stock. The final closing of the acquisition is subject to customary closing conditions, including the receipt of domestic and foreign regulatory approvals, and is expected to occur by the end of calendar year. The acquisition has been approved by the boards of directors of both companies.

8.     What synergies are you hoping to achieve with this acquisition?

HP has a proven acquisition strategy, and we’re confident in the business case that we’ve built for ArcSight.

ArcSight has a good business model and strong technology that will fit well into our software portfolio.  Their business grew over 40% last quarter with high double-digit operating margins.

With HP’s global reach, we expect to accelerate ArcSight’s growth and profitability.  We see a terrific opportunity to expand ArcSight’s footprint across the globe with our salesforce.

9.     Why buy versus build?

This acquisition accelerates our time to market in strategic areas and expands our reach into the enterprise marketplace

10.  Will ArcSight give HP all that is needed to compete in IT security, or do you need to make further acquisitions?

We are focused on the benefits of adding ArcSight’s complementary technology to our software portfolio and utilizing our scale and global reach to bring ArcSight’s solutions to customers worldwide.

Just like elsewhere in HP’s portfolio, our software business will continue to pursue growth opportunities through organic innovation, and we’ll continue to evaluate strategic M&A opportunities.

11.  You recently announced two other software acquisitions. Does this signal an increased focus on software going forward?

HP has acquired over 30 companies in the past 5 years, many of which have been software businesses.  Software is a part of the data center going forward, and this is why we’ve been investing in software across the portfolio, both organically and inorganically.

Our M&A strategy and approach remains unchanged. We will continue to make acquisitions where they make strategic, operational, and financial sense.

As for our two recent acquisition announcements, Fortify Software and Stratavia, we’re very excited about these businesses. Software is a critical control point of the data center going forward, and we expect to invest in software, both organically and inorganically.

12.  Is there a break-up fee? How much is it?

The agreement between HP and ArcSight includes a break-up fee of $61 million.

Approval process

13.  Did HP’s Board unanimously approve the decision to make this proposal?

HP’s board of directors fully supports this transaction.

14.  Does this acquisition require HP approval?

HP stockholder approval is not required.

15.  Does this acquisition require ArcSight stockholder approval?

The acquisition will be conducted by means of a tender offer pursuant to which each ArcSight stockholder will decide whether to tender its ArcSight shares to HP.  ArcSight stockholder approval of the subsequent merger will be required unless HP holds at least 90% of the outstanding ArcSight shares immediately prior to the merger.

16.  Is this transaction subject to review by antitrust regulatory authorities?

This transaction is subject to certain notification and filing requirements of U.S. and foreign regulators.

17.  When do you expect the transaction to close?

The transaction is expected to close by the end of calendar year 2010.

General ArcSight questions

18.  What are ArcSight’s capabilities?

ArcSight provides enterprise threat and risk management solutions worldwide to organizations of all sizes.

19.  What does ArcSight technology provide to HP?

The acquisition of ArcSight will add leading security information and event management (SIEM) solutions and a strong team of security experts to HP.

20.  Is there customer base overlap between ArcSight and HP?

Some customers have solutions from both ArcSight and HP. The product technology is complementary.

21.  Was ArcSight a partner of HP prior to this announcement?

ArcSight is a long-time partner to intrusion prevention system (IPS) vendor, TippingPoint, which was acquired by HP in April 2010 as part of the 3Com acquisition.  The ArcSight SIEM Platform collects network attack data from the HP TippingPoint IPS, enabling clients to quickly see what or who is targeting their networks, so that they can take the necessary steps toward remediation.

22.  Will any ArcSight employees lose their jobs after the closing?

Our intention is to acquire an operational business, and we expect that we will need most ArcSight employees to continue their current functions to maintain this business.

The completion of the tender offer and the closing of the acquisition are subject to customary closing conditions that must be satisfied before the acquisition is complete. Employees and their representatives will be informed and, where required, consulted in connection with any employment decisions in connection with local legal requirements.

23.  What would the organizational structure be for ArcSight within HP?

After closing, HP expects that ArcSight will operate as a standalone business group in the HP Software & Solutions business, run by Bill Veghte, Executive Vice President. HP Software & Solutions is part of the HP Enterprise Business, led by Ann Livermore, Executive Vice President.

General HP questions

24.  What enterprise security solutions does HP offer today?

The HP Secure Advantage portfolio consists of an integrated set of more than 90 services and 40 products, including servers, storage, software, and services, to help customers secure their IT environment.

25.  How will the addition of ArcSight to the HP portfolio help HP customers?

The integration of ArcSight with the HP Software & Solutions portfolio will give HP the opportunity to provide customers with a new approach to security, one that offers a broader and deeper view of enterprise activity for visibility, context, and remediation across the IT lifecycle.

26.  What previous acquisitions has HP made for its software portfolio?

This acquisition will build upon recent HP acquisitions of leading software technology, products and services to create one of the world’s leading portfolios of enterprise IT and information management software and services. Among these acquisitions are:

Mercury Interactive (2006): application delivery and management, IT, and SOA governance

SPI Dynamics (2007): dynamic application security assessment software

Opsware (2007): data center automation software

Exstream Software (2008): variable data publishing software

TOWER Software (2008): document and records management software

Fortify Software (pending - 2010): static application security assurance software

Stratavia (2010): application automation software

HP Software & Solutions business

27.  How does this acquisition fit into HP’s broader software strategy?

The ArcSight acquisition will enhance the HP Software & Solutions portfolio, a strategic area for HP to provide customers with cost-effective approaches for aligning information technology assets with business objectives, and anchor a new security business unit in HP Software & Solutions.

28.  How is ArcSight expected to improve the HP Software & Solutions business?

In addition to providing additional security products and synergies with the HP Business Technology Optimization (BTO) portfolio, ArcSight will give HP the opportunity to have a broad and deep customer engagement for security services, including initial security assessments, a unified IT and security operations solution, and managed security services.

29.  How will the combined portfolio compare with offerings from HP’s competitors?

Unlike more traditional IT security offerings, HP expects to address the changing needs for IT security from escalating complexity, threats, and regulations by providing a proactive and holistic approach to protecting the modern enterprise.

Integration

30.  What are your plans for consolidating the two companies?

This and additional integration details would be determined through the course of a complete integration planning process.

31.  How will the ArcSight portfolio be integrated with the rest of the HP Software & Solutions business?

After the deal closes, we intend to integrate ArcSight into the core HP Software & Solutions business.

32.  How will the ArcSight portfolio be integrated with the rest of the HP Enterprise Business, comprising servers, storage, and services?

As with HP Software & Solutions, ArcSight supports the heterogeneous IT environments that our customers have. We believe that the combination of ArcSight and HP will provide a security and compliance management solution that delivers value to our customers.

33.  When will a product roadmap be provided?

We would not expect to provide information on a combined roadmap until the integration planning process is completed.

Sales and customer channels

34.  Will ArcSight products be sold through HP?

Following the closing of the acquisition, HP expects that ArcSight products will become part of the HP Software & Solutions portfolio available through HP Software & Solutions sales and service channels. More information about the marketing and sales plan will be made available after close.

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY ARCSIGHT COMMON STOCK HAS NOT YET COMMENCED AND WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT HP INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.  THOSE MATERIALS SHOULD BE READ CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  ONCE FILED, COPIES OF THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE AND RELATED DOCUMENTS WILL BE MADE AVAILABLE TO ARCSIGHT STOCKHOLDERS AT NO EXPENSE TO THEM.  IN ADDITION, THOSE MATERIALS WILL BE AVAILABLE AT NO CHARGE FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION’S WEB SITE AT WWW.SEC.GOV.

Forward-looking statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, the target company’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in HP’s SEC reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2009 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2010.  HP assumes no obligation and does not intend to update these forward-looking statements.

© 2010 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. The only warranties for HP products and services are set forth in the express warranty statements accompanying such products and services. Nothing herein should be construed as constituting an additional warranty. HP shall not be liable for technical or editorial errors or omissions contained herein.

9/2010